Exhibit 10.2
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (the “Agreement”), dated as of May 12, 2026, is entered into between Ventas, Inc. (together with its subsidiaries and affiliates, the “Company”) and Peter J. Bulgarelli (“Employee”) (the Company and Employee will be collectively referred to hereinafter as the “Parties,” and each, a “Party”).
WHEREAS, Employee is employed by the Company;
WHEREAS, Employee and the Company are party to that certain Employee Protection and Noncompetition Agreement, dated as of March 20, 2018 (the “Employee Protection Agreement”) and to certain award agreements (the “Award Agreements”) under (i) the Ventas Inc. 2012 Incentive Plan (as amended, the “2012 Plan”) or (ii) the Ventas Inc. 2022 Incentive Plan (as amended, the “2022 Plan,” and, together with the 2012 Plan, the “Plans”) governing Employee’s Company equity awards that are outstanding on the date hereof;
WHEREAS, Employee retired as the Executive Vice President, Outpatient Medical and Research, Ventas, Inc. and President and Chief Executive Officer of Lillibridge Healthcare Services, Inc. effective as of May 1, 2026 (the “Termination Date”), at which time Employee’s employment with the Company terminated;
WHEREAS, the Parties seek to agree on the terms of Employee’s separation from employment with the Company as set forth herein; and
WHEREAS, in connection with the separation of Employee’s employment with the Company, the Company is prepared to make payments to Employee to which Employee is not otherwise entitled, and in exchange Employee is prepared to agree to the covenants and restrictions contained in this Agreement, which Employee acknowledges are reasonable.
NOW THEREFORE, the Parties mutually understand and agree as follows:
1.Termination of Employment. Employee’s employment with the Company terminated effective as of the Termination Date. As of the Termination Date, Employee resigned from any and all appointments and memberships that Employee held as an officer or as a member of the boards of directors, boards of managers and other similar governing boards or bodies of the Company, and will cooperate with the Company to perform all acts and execute all additional documents that may be reasonably required to effectuate such resignations. Within twenty-one (21) days of the Company’s receipt of an executed copy of this Agreement and the expiration of the revocation period (as described in Section 15 below), the Company shall provide to Employee the benefit set forth in Section 2 below (the “Separation Benefit”).
2.Separation Benefit. If (i) Employee signs this Agreement and this Agreement becomes effective and irrevocable pursuant to Section 15 and (ii) Employee continues to comply with the restrictive covenants set forth in the Employee Protection Agreement, any Award Agreement or as otherwise set forth herein, then Employee shall be entitled to receive a prorated 2026 annual cash incentive in the amount of $324,134, reflecting target attainment and prorated for the number of days during fiscal year 2026 that Employee was employed by the Company from January 1, 2026 through the Termination Date. Employee acknowledges and agrees that the Separation Benefit is greater than or equal to the compensation and benefits that may have been provided for in connection with Employee’s termination pursuant to the terms of the Employee Protection Agreement, the Award Agreements and any other agreement, plan, policy or arrangement providing for severance, separation or termination compensation and benefits, and Employee acknowledges and agrees that Employee is not entitled to any other compensation or benefits other than the Separation Benefit in connection with Employee’s termination of employment.
3.Waiver and Release. For valuable consideration from the Company, receipt of which is hereby acknowledged, Employee waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, affiliates, divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, insurers, successors, and assigns, and the Company’s parents’, subsidiaries’, and affiliates’ divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, insurers, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Employee executes this Agreement, which Employee has or may have against the Company and/or the Company Releasees, including, without limitation, any rights, causes of action, claims, or demands relating to or arising out of the following:
(a)anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. §1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex (including sexual harassment or sexual abuse); the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and §§503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment or wage discrimination;
(b)other employment laws, such as the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; state laws which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods; state family, medical, and military leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment which—to the extent Employee performed work for the Company in West Virginia—would include, without limitation, the West Virginia Human Rights Act, the California Fair Employment and Housing Act which prohibits unlawful discrimination, harassment and retaliation in employment and housing and—to the extent Employee performed work for the Company in New Jersey—would include, without limitation, the New Jersey Conscientious Employee Protection Act;
(c)tort, contract, and quasi-contract claims, such as claims for wrongful discharge, physical or personal injury, sexual harassment or sexual abuse, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims; and
(d)all remedies of any type, including, without limitation, damages and injunctive relief, in any action that may be brought on Employee’s behalf against the Company and/or the Company Releasees by any government agency or other entity or person.
Employee understands that Employee is releasing claims about which Employee may not know anything at the time Employee executes this Agreement. Employee acknowledges that it is Employee’s intent to release such unknown claims, even though Employee recognizes that someday Employee might learn new facts relating to Employee’s employment or learn that some or all of the facts Employee currently believes to be true are untrue, and even though Employee might then regret having signed this Agreement. Nevertheless, Employee acknowledges Employee’s awareness of that risk and agrees that this Agreement shall remain effective in all respects in any such case. Employee expressly waives all rights Employee might have under any laws intended to protect Employee from waiving unknown claims.
4.Excluded Claims. Notwithstanding anything to the contrary in this Agreement, the waiver and release contained in this Agreement shall exclude awards to Employee from or by a government agency for providing information, as well as (a) any rights to payments and benefits under this Agreement; (b) any right to payment of any vested benefits to which Employee may be entitled under a Company sponsored tax qualified retirement or savings plan and any rights to vested stock options previously granted by the Company; (c) any rights or claims that may arise after the date on which Employee executes this Agreement; (d) any rights or claims to indemnification, and/or defense under any of the Company’s certificates of incorporation, bylaws and/or policies or procedures, or under any insurance contract, in connection with Employee’s acts and omissions within the course and scope of Employee’s employment with the Company; or (e) any rights or claims that cannot be released under applicable law, such as unemployment insurance claims and worker’s compensation claims (excluding claims under any worker’s compensation law for discriminatory/retaliatory termination, which are included in the release).
5.No Other Claims.
(a)No Claims Have Been Filed. Except to the extent previously disclosed by Employee in writing to the Company or expressly described in this Agreement, Employee represents and warrants that Employee has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or any of the Company Releasees.
(b)No Compensation/Leave Claims. Except to the extent previously disclosed by Employee in writing to the Company or expressly described in this Agreement, Employee represents and warrants that, to the best of Employee’s knowledge (i) Employee possesses no claims for violation of federal, state, or local laws that apply to payment of wages and other compensation and benefits, overtime, hours of work, scheduling, meal periods, rest periods, and/or leave laws, (ii) Employee has received any and all compensation (including, without limitation, any overtime compensation, bonuses, and commissions), meal periods, rest periods and paid and unpaid leave to which Employee may have been entitled, and (iii) Employee has not suffered any work- related injury or illness within the twelve (12) months preceding Employee’s execution of this Agreement.
(c)No Sexual Harassment or Sexual Abuse Claims. This Agreement has been offered to Employee based on the Company’s understanding that Employee has not suffered any sexual harassment or sexual abuse in connection with Employee’s employment by the Company or services rendered in connection with the Company, including by owner, director, officer, partner, tenant, borrower, operator, manager, developer, employee, agent, financial partner (including without limitation investors or joint venture partners), client, potential client, customer, potential customer, vendor, or supplier of the Company. If Employee does not provide information to the Company in accordance with paragraph (d) of this Section before Employee’s execution of this Agreement, then by signing this Agreement Employee represents and warrants that Employee has not suffered any sexual harassment or sexual abuse in connection with Employee’s employment by the Company or services rendered in connection with the Company, including by any owner, director, officer, partner, tenant, borrower, operator, manager, developer, employee, agent, financial partner (including without limitation investors or joint venture partners), client, potential client, customer, potential customer, vendor, or supplier of the Company.

(d)Providing Information to the Company. If any of the representations in paragraphs (a), (b) or (c) of this Section is incomplete or incorrect, then Employee should promptly provide to the Company contact identified in the “Review and Revocation Periods” Section below a written statement completing and/or correcting (as the case may be) the representation(s) at issue (the “Correcting Statement”), which Correcting Statement must be delivered at least (3) business days before Employee executes this Agreement and tenders it to the Company contact identified in the “Review and Revocation Periods” Section below. The disclosure of such information will not adversely affect the terms of this Agreement, nor will it extend the time periods described in the “Review and Revocation Periods” Section below.
6.Wage Deduction Orders. Employee represents and warrants that Employee is not subject to any wage garnishment or deduction orders that would require payment to a third party of any portion of the Separation Benefit described in Section 2. Any exceptions to the representation and warranty contained in this Section must be described in writing and attached to the executed copy of this Agreement that Employee submits to the Company. Such disclosure shall not disqualify Employee from receiving Separation Benefit described in Section 2; provided, however, that the amount of Separation Benefit described in Section 2 shall be reduced in accordance with any such wage garnishment or deduction order as required by applicable law.
7.Duty to Cooperate. Employee agrees that Employee will remain reasonably available to the Company as needed to assist in the smooth transition of Employee’s duties to one or more other employees of the Company and without additional compensation to Employee and to assist in the defense of the Company’s interests in pending or threatened litigation and any other administrative and regulatory proceedings which currently exist or which may arise in the future and involve the conduct of the Company’s business activities during the period of Employee’s employment with the Company.
8.Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement. Employee acknowledges that Employee remains bound by the restrictive covenants as set forth in Section 3 of the Employee Protection Agreement, which is incorporated by reference.
9.Right to Communicate.
(a)Notwithstanding any provision of this Agreement or any other agreement executed by Employee to the contrary, including Sections 3(a) and 3(d) of the Employee Protection Agreement, there shall be no restriction on Employee’s ability to (i) speak with law enforcement, the United States Equal Employment Opportunity Commission, or any a state or local agency charged with the investigation or enforcement of equal employment opportunity (including, without limitation, the Illinois Department of Human Rights), or an attorney retained by Employee; (ii) discuss Employee’s employment or report violations of any law or regulation to, or initiate, testify, assist, provide information (including documents) to (to the extent not otherwise protected from disclosure by any applicable law or privilege), comply with a subpoena from, or participate in any manner with an investigation conducted by, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission or self-regulatory organization or self-regulatory organization regarding possible legal violations, without disclosure to the Company; (iii) otherwise provide truthful testimony or information pursuant to subpoena, court order, or similar legal process; (iv) otherwise engage in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Rule 21F-17; or (v) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee is entitled.
(b)In addition, 18 U.S.C. §1833(b) provides, “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement, any other agreement executed by Employee, or any Company policy is intended to conflict with this statutory protection.
10.Waiver of Future Employment with the Company. Employee agrees that, while Employee may apply for future positions with the Company, the Company has no obligation to hire or rehire Employee at any time in the future. Employee forever releases, waives, and relinquishes any right or claim to be hired by, or to reinstatement with, the Company. Employee agrees that this Agreement is a lawful, non-discriminatory, and non-retaliatory basis upon which the Company may refuse to hire or rehire Employee.
11.Consideration. Employee acknowledges that the Separation Benefit set forth in this Agreement exceed that to which Employee would otherwise be entitled upon termination of employment without providing a release of claims.
12.Non-Admission of Liability. The Parties agree that nothing contained in this Agreement is to be construed as an admission of liability, fault, or improper action on the part of either of the Parties.
13.Return of Company Property. Employee agrees to cooperate with the Company to return promptly following the execution of this Agreement, all property belonging to the Company, including, without limitation, all keys, access cards, office equipment, computers, cellular telephones, smartphones, tablets, notebooks, documents, records, files, written materials, electronic information, credit cards bearing the Company’s name, and other Company property (originals or copies in whatever form) in Employee’s possession or under Employee’s control, with the exception of this Agreement and compensation and benefits-related documents concerning Employee.
14.Consultation With Legal Counsel. The Company hereby advises and has advised Employee to consult with an attorney prior to signing this Agreement.
15.Review and Revocation Periods. Employee acknowledges that Employee has been given at least twenty-one (21) days to consider this Agreement from the date that it was first given to Employee. Employee agrees that changes in the terms of any version(s) of this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day consideration period. Employee may accept the Agreement by executing this Agreement within the designated time period, but no sooner than the first day after the Termination Date. Employee shall have seven (7) days from the date that Employee executes the Agreement to revoke Employee’s acceptance of the Agreement by delivering written notice of revocation within the seven (7)-day period to the following Company contact:

Ventas, Inc.
300 North LaSalle Street
Ste. 1600
Chicago, Illinois 60654
Attn: Executive Vice President, General Counsel and Ethics & Compliance Officer
If Employee does not revoke acceptance, this Agreement will become effective and irrevocable by Employee on the eighth day after Employee has executed it.
16.Disputes. The provisions of Sections 5 (Disputes) and 17 (Governing Law) of the Employee Protection Agreement relating to dispute resolution, forum and governing law are incorporated herein and shall exclusively govern and apply to this Agreement, mutatis mutandis.
17.Expiration. For the avoidance of doubt, if Employee elects not to execute this Agreement and return it to the Company by June 2, 2026 (the “Expiration Date”), the offer to pay Separation Benefit will automatically expire on the Expiration Date. If Employee or Employee’s agent proposes new or different terms to the Company from those contained in this Agreement, such proposal will nullify the offer to pay Separation Benefit unless and until the Company renews its offer in writing or makes a subsequent offer in writing, in which case the terms of the renewed or subsequent offer (if any) will control. If Employee exercises any right of revocation Employee has under this Agreement, the offer to pay the Separation Benefit will expire on the date of such revocation.
18.Severability. Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement, except that if the release of claims included in Section 3 of this Agreement is held to be invalid or otherwise unenforceable, or the noncompetition covenant set forth in the Employee Protection Agreement is held to be invalid in any material respect, then the Company shall be relieved of any obligation to provide the Separation Benefit pursuant to this Agreement.
19.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A signed counterpart delivered as a PDF by email or by facsimile shall be as valid and binding as the original.
20.Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employee, the Company, and the Company Releasees, and their respective representatives, predecessors, heirs, successors, and permitted assigns. This Agreement may not be assigned by Employee without the prior written authorization of the Company, and any unauthorized assignment by Employee shall be null and void ab initio.
21.Entire Agreement. This Agreement contains the complete understanding between the Parties as to the subject matter contained herein, and no other promises or agreements shall be binding unless signed by both an authorized representative of the Company and Employee. In signing this Agreement, the Parties are not relying on any fact, statement, or assumption not set forth in this Agreement. Notwithstanding the foregoing, Employee understands that any agreements signed by Employee to which the Company is a party, a successor, or an assign concerning non-disclosure of confidential information (including, without limitation, the Offer of Employment Term Sheet), non-competition, non-solicitation, tuition reimbursement, loan repayment, deductions from final compensation, ownership of inventions or intellectual property, equity or stock plans, or the like, including the Employee Protection Agreement and the Award Agreements (the “Surviving Terms”), are not superseded by this Agreement. Rather, the Surviving Terms (as modified by this Agreement, to the extent applicable) are incorporated herein by reference and, to the extent the Surviving terms impose upon Employee additional and/or broader obligations than contained herein, such Surviving Terms will be controlling unless the Company expressly waives in writing its right to enforce such Surviving Terms.

22.Code Section 409A Compliance. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated thereunder (“Code Section 409A”), or be exempt from the application of Code Section 409A. For purposes of Code Section 409A, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments. In no event may Employee, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding any provision in this Agreement to the contrary, any references to termination of employment or Termination Date shall mean and refer to “separation from service” and the date of such “separation from service” as that term is defined in Code Section 409A. Notwithstanding anything set forth in this Agreement or otherwise, the Company makes no representation that payments in this Agreement will be exempt from or comply with Code Section 409A and shall have no liability or obligation to Employee for any failure of this Agreement or any payments hereunder to comply with Code Section 409A.
23.Specified Employee. Notwithstanding any other provision of this Agreement to the contrary, if Employee is considered a “specified employee” for purposes of Code Section 409A, any payment that constitutes “deferred compensation” within the meaning of Code Section 409A that is otherwise due to Employee as a result of such Employee’s “separation from service” under this Agreement during the six (6)-month period immediately following Employee’s “separation from service” shall be accumulated and paid to Employee on the first day of the seventh month following such “separation from service” (“Delayed Payment Date”); provided that if Employee dies prior to the payment of such amounts, such amounts shall be paid to the personal representative of Employee’s estate on the first to occur of the Delayed Payment Date or ten (10) days following the date of Employee’s death.
24.Representation and Warranty of Understanding. By signing below, Employee represents and warrants that Employee: (a) has carefully read and understands the terms of this Agreement; (b) is entering into the Agreement knowingly, voluntarily and of Employee’s own free will; (c) understands its terms and significance and intends to abide by its provisions without exception; (d) has not made any false statements or representations in connection with this Agreement; and (e) has not transferred or assigned to any person or entity not a party to this Agreement any claim or right released hereunder, and Employee agrees to indemnify the Company and hold it harmless against any claim (including claims for attorneys’ fees or costs actually incurred, regardless of whether litigation has commenced) based on or arising out of any alleged assignment or transfer of a claim by Employee.
[Signature Page Follows]

    IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed as of the first date set forth above.

VENTAS, INC.
/s/ Carey S. Roberts
By: Carey S. Roberts
Title: Executive Vice President, General Counsel, Ethics & Compliance Officer and Corporate Secretary

Signed:	/s/ Peter J. Bulgarelli
Peter J. Bulgarelli